UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Becton, Dickinson and Company
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-0760120
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Becton Drive Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Becton, Dickinson and Company Depositary Shares, each Representing a 1/20th Interest in a Share of 6.00% Mandatory Convertible Preferred Stock, Series B, $1.00 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:
333-224464

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 6.00% Mandatory Convertible Preferred Stock, Series B, par value $1.00 per share and liquidation preference $1,000 per share (the “Mandatory Convertible Preferred Stock”), of Becton, Dickinson and Company (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated May 20, 2020, to the Prospectus, dated May 17, 2019, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-224464), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2.	Exhibits

3.1
Restated Certificate of Incorporation, dated as of January 30, 2019 (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2018).

3.2	By-Laws, as amended and restated as of April 24, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 25, 2018).

4.1	Certificate of Amendment of the Company’s Restated Certificate of Incorporation, filed with the State of New Jersey Department of Treasury and effective on May 21, 2020.

4.2	Form of Certificate for the 6.00% Mandatory Convertible Preferred Stock, Series B (included in Exhibit 4.1).

4.3
Deposit Agreement, dated as of May 26, 2020, among Becton, Dickinson and Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary and Computershare Trust Company, N.A., acting as Registrar and Transfer Agent, on behalf of the holders from time to time of the depositary receipts described therein.

4.4	Form of depositary receipt (included in Exhibit 4.3).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 26, 2020

Becton, Dickinson and Company

By:	/s/ Gary DeFazio
	Name:	Gary DeFazio
	Title:	Senior Vice President, Corporate Secretary and Associate General Counsel